Exhibit 99.1

Solomon Closes Deltron Acquisition

DANBURY, CT. September 6, 2007—Solomon Technologies, Inc. (OTCBB:SOLM) announced today that it has closed its acquisition of Deltron, a North Wales, Pennsylvania based manufacturer of power supplies and related equipment with manufacturing operations in Reynosa, Mexico.

Solomon acquired specific assets and liabilities of Deltron’s Pennsylvania operations and all of the stock of Deltron’s Mexican manufacturing facility, for an undisclosed amount in cash. Solomon will assume Deltron’s trade payables and its accrued expenses as part of the transaction. The transaction also provides the seller with the possibility of an additional payment if the acquired assets produce gross margins exceeding certain thresholds.

“The Deltron acquisition is an exciting step in the path of reaching our overall sales and profitability goals,” said Gary G. Brandt Chief Executive Officer of Solomon. “It will substantially increase our revenue, provide a significant improvement in our manufacturing cost structure, add valuable human resources to our team and expand our product offerings by a wide margin. Combined with the pending acquisition of Unipower later in the year, the addition of Deltron puts us on track to achieve our goal of annualized sales of $25 million by the end of this year and well on our way to the 2009 goal of $100 million.”

Mr. Brandt continued, “The acquisition of Deltron is another key milestone in Solomon’s strategy of growing the business through acquisition of complementary assets, and most importantly, it is consistent with our broader view of the increasing importance of power electronics technologies to the high efficiency/alternative energy markets that we are targeting.”

Information about Solomon Technologies, Inc.:
Solomon Technologies, Inc., through its Motive Power and Power Electronics divisions, develops, licenses, manufactures and sells precision electric power drive systems, including those utilizing its patented Electric Wheel™, Electric Transaxle™ and hybrid and regenerative technologies as well as direct current power supplies and power supply systems requiring high levels of reliability and ruggedness for defense, aerospace, marine, commercial, automotive, hybrid electric and all electric vehicle applications.

FORWARD LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Solomon Technologies, Inc. in this release that are not historical in nature, particularly those that utilize terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes," or "plans," or comparable terminology, are forward-looking statements based on current expectations about future events, which management has derived from the information currently available to it. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Important factors known to management that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained in this release speak only as of the date hereof, and the Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:
Solomon Technologies, Inc.
Gary G. Brandt, 860-828-2060
 www.solomontechnologies.com
or
Crescent Communications
David Long, 203-226-5527